The New Economy Fund
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$63,512
Class B	$172
Class C	$496
Class F1	$791
Class F2	$49
Total	$65,020
Class 529-A	$1,067
Class 529-B	$33
Class 529-C	$89
Class 529-E	$43
Class 529-F	$50
Class R-1	$43
Class R-2	$260
Class R-3	$879
Class R-4	$813
Class R-5	$3,238
Class R-6	$0
Total	$6,515

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2310
Class B	$0.0253
Class C	$0.0616
Class F1	$0.1036
Class F2	$0.2556
Class 529-A	$0.2347
Class 529-B	$0.0500
Class 529-C	$0.0574
Class 529-E	$0.1714
Class 529-F	$0.2800
Class R-1	$0.0674
Class R-2	$0.0557
Class R-3	$0.1690
Class R-4	$0.2448
Class R-5	$0.3112
Class R-6	$0

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	262,116
Class B	5,575
Class C	8,757
Class F1	8,530
Class F2	2,446
Total	287,424
Class 529-A	5,047
Class 529-B	672
Class 529-C	1,727
Class 529-E	275
Class 529-F	278
Class R-1	752
Class R-2	5,073
Class R-3	5,881
Class R-4	3,909
Class R-5	7,499
Class R-6	7,050
Total	38,163

Item 74V1 and 74V2
Net asset value per share

Share Class	Net Asset Value Per Share
Class A	$21.87
Class B	$20.95
Class C	$20.75
Class F1	$21.90
Class F2	$21.93
Class 529-A	$21.77
Class 529-B	$21.09
Class 529-C	$21.06
Class 529-E	$21.57
Class 529-F	$21.77
Class R-1	$21.20
Class R-2	$21.26
Class R-3	$21.58
Class R-4	$21.79
Class R-5	$21.97
Class R-6	$21.92